Rental Agreement

THIS AGREEMENT made the 1st day of November, 2005.

BETWEEN Deltron, Inc. ("the tenant") AND S.N.B Abogados ("the landlord").

1. Address of Premises

The address of the premise to be rented is located at 100 metros Oeste de Restaurante Princessa Marina, Sabana Oeste, San Jose, Republic de Costa Rica.

2. Description of Property

The property to be rented is an office of approximately 150 square feet within the 3,000 square foot office of the landlord.

3. Term of Agreement

The term of this agreement will be month-to-month rental, which will begin on November 1st, 2005.

4. Rent

The rent will be $200.00 U.S. per month, and must be paid on or before the 1st day of each month. The first month's rent will be payable on November 1st, 2005.

The tenant must pay the rent on time. If the rent is late, the landlord may issue a Notice to End a Rental Tenancy to the tenant, which may take effect not earlier than 10 days after the date the Notice is given.

5. Ending the Tenancy

The tenant may end a month-to-month tenancy by giving the landlord at least one month's written notice. The landlord must receive the written notice before the day the rent is due, for the tenant to move out at the end of the following month.

The landlord and tenant may mutually agree in writing to end this rental agreement at any time

Rental Agreement

THIS AGREEMENTmadethe l" duy of November,2005.

BETWEENDeltron,Inc. ("thetenant")AND S.N.BAbogados("thelandlord").

1. Addressof Premises

The address of the premiseto be rented is locatedat 100 metros Oestede Restaurante

PrincessaMarina,SabanaOeste,SanJose,Republicde Costa Rica.

2. Description of Property

The property to be rentedis an office of approximately 150 square feetwithin the 3,000 squarefoot office of the landlord.

3. Term of Agreement

will be month-to-month

The term of this agreement rental,whichwill begin on

November1", 2005.

4. Rent

Therentwill be $200.00U.S.permonth,andmustbepaidon or before the l" day of eachmonth. The first month'srentwill be payableon Novemberl't, 2005.

Thetenant must paytherent on time. If the rent is late, the landlordmay issue aNotice to End a RentalTenancyto the tenant,which may take effect not earlier than 10 days afterthe date the Notice is given.

5. Ending the Tenancy

The tenantmay end a month-to-monthtenancyby giving the landlord at least one month'swritten notice. The landlordmust receive the written noticebeforethe daythe rent is due, for the tenant to moveout at theend of the followingmonth.

The landlord and tenantmay mutually agreein writing to endthis rentalagreementat any time

IN WITNESS WHEREOF, the undersigned have caused these presents to be signed this Dated this 19th day of October, 2005.

Deltron, Inc.:

By: Shawn Phillips, President

Signature:____________________

S.N.B Abogados

By: Lic. Carlos Quesada A.

Signature:____________________

IN WITNESS WHEREOF, the undersignedhave caused these presentsto be signed this

Dated this 19ftdayof October. 2005.

Deltron.Inc.:

Bv: Shawn

ident

Signature:-*_.

Gi

S.N.BAbogados

By: Lic. CarlosQuesad

Signature: